011 Putnam Tax Exempt Income Fund 3/31/04 semi annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended March 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $17,369.

72DD1 (000s omitted)

Class A	 	$32,886
Class B          1,784
Class C            210

72DD2 (000s omitted)

Class M		 $167

73A1

Class A		$0.199758
Class B 		 0.171064
Class C		 0.164395

73A2

Class M 		$0.186874

74U1 (000s omitted)

Class A		156,837
Class B		  9,550
Class C		  1,218

74U2 (000s omitted)

Class M		    809

74V1

Class A		$8.92
Class B		 8.92
Class C		 8.93

74V2

Class M		$8.94